UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2007

UNITED RESTAURANT MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

INTERNATIONAL TEST SYSTEMS, INC.
(Former Name of Registrant)

Delaware	333-88179	74-2958195
(State or other jurisdiction File Number)	(Commission Identification No.)	(IRS Employer of incorporation)

20022 Creek Farm, San Antonio, TX 78259
(Address of principal executive offices)

(210) 481-5177
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On or about September 24, 2007, the Chief Executive Officer and sole Director of United Restaurant Management, Inc. formerly International Test Systems, Inc. (“we,” “us,” and the “Company,” which name change was affected pursuant to the Amendment described in greater detail below and under “Item 5.03 Amendments To Articles Of Incorporation Or Bylaws; Change In Fiscal Year”) entered into a Stock Purchase Agreement with Mastodon Ventures, Inc. a Texas corporation (“MVI” and the “Stock Purchase”).

Pursuant to the Stock Purchase, MVI agreed to purchase 1,600,000 post Reverse-Split (as defined below) shares (the “Shares”) of our common stock for aggregate consideration of $110,000 ($0.06875 per Reverse-Split share), of which $17,500 had previously been paid to Mr. Birmingham (the “Purchase”).

A condition to the closing of the Purchase was that we file a Certificate of Amendment to our Certificate of Incorporation to:

a)	Affect a 1:25 reverse stock split of our issued and outstanding common stock (the “Reverse-Split”) and; to

b)	Authorize 100,000,000 shares of common stock and re-authorize 10,000,000 shares of preferred stock, $0.001 par value per share (collectively (a) and (b), the “Amendment”).

The Amendment affecting the Reverse-Split was approved by our sole Director and majority shareholder, Carey Birmingham, on September 25, 2007, pursuant to a Consent to Action Without Meeting of the Board of Directors and Majority Shareholders of the Company, and was filed and became effective with the Secretary of State of Delaware on September 25, 2007.  The Amendment also affected a name change to “United Restaurant Management, Inc.” (as described in greater detail below under “Item 5.03 Amendments To Articles Of Incorporation Or Bylaws; Change In Fiscal Year”).

We had 44,357,000 shares of common stock outstanding immediately prior to the Reverse-Split, which Reverse-Split and Amendment was approved by Mr. Birmingham, who controlled 40,598,000 shares of common stock, representing 91.5% of our outstanding common stock prior to the Reverse-Split.  As a result of the Reverse Split, we now have approximately 1,774,280 shares (not including any increase in shares due to rounding) issued and outstanding. Additionally, the 1,600,000 post Reverse-Split shares which MVI has agreed to purchase pursuant to the Stock Purchase now total 90.2% of our outstanding common stock, based on approximately 1,774,280 shares of common stock currently issued and outstanding.

MVI paid Mr. Birmingham $16,250 in connection with the parties entry into the Stock Purchase, and agreed to pay the remaining $76,250 as follows:

•	$16,250 upon the effectiveness of the Reverse-Split, which payment has been received by Mr. Birmingham;

•	$10,000 upon the completion of documents relating to a proposed private placement (the “PPM”) of our securities for the sale of up to $5,000,000 in bridge loans; and

•	$50,000 no later than 30 days after the date the PPM documents are completed (which date shall be referred to herein as the “Closing”).

The Stock Purchase contained a provision whereby MVI agreed to grant Mr. Birmingham an option to re-purchase up to 100,000 of the Shares from MVI for two years following the Closing at a purchase price of $1.00 per share.

The Stock Purchase also provided that a condition to the closing of the Purchase was that we would sell 2,000,000 newly issued post Reverse-Split shares of our common stock to MV Equity Partners, Inc. simultaneous with the Closing of the Purchase at an aggregate price of $2,000.

Finally, Mr. Birmingham agreed pursuant to the Stock Purchase that our liabilities would not exceed $210,000 in total prior to the Closing.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Upon the Closing of the Stock Purchase, MVI, which is controlled by Robert Hersch, its President, will hold 1,600,000 shares of our common stock representing approximately 90.2% (not including the sale of any shares of common stock to MV Equity Partners, Inc., which sale is anticipated by the Stock Purchase; but which entity Mr. Hersch is the President of and has control over regardless and/or the issuance of any additional shares of common stock prior to the Closing).  As such, subsequent to the Closing, Mr. Hersch will beneficially own a majority of our outstanding shares of common stock and will have control over who serves as Directors of us and over all corporate decisions.

Additionally, in connection with the Stock Purchase, Carey Birmingham, our sole Director and officer has agreed to resign from the Company as the Company’s Director and officer, upon request from MVI, and to name any designee of MVI as the Company’s new Director and/or officer at that time, which resignation, if affected will result in a change in our officers and Directors.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Effective September 25, 2007, we filed the Amendment (described in greater detail above under “Item 1.01 Entry Into A Material Definitive Agreement”) with the Secretary of State of Delaware, which in addition to affecting the 1:25 Reverse-Split (described above), and an increase in our authorized shares of common stock to 100,000,000 shares of common stock, $0.001 par value per share, and re-authorizing 10,000,000 shares of preferred stock, $0.001 par value per share, affected a name change to “United Restaurant Management, Inc.”

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description of Exhibit

3.1*	Certificate of Amendment to Certificate of Incorporation
10.1*	Stock Purchase Agreement between Mastodon Ventures, Inc. and Carey Birmingham
* Filed herewith.

UNITED RESTAURANT MANAGEMENT, INC.

Dated: October 11, 2007	By:	/s/ Carey Birmingham
Carey Birmingham Chief Executive Officer